Exhibit 99.1

MultiCell Technologies Appoints Stephen Chang, Ph.D. as Chief Executive Officer

SAN DIEGO—(BUSINESS WIRE)—May 26, 2006—.MultiCell Technologies, Inc. (OTCBB: MCET - News) a developer of therapeutics for the treatment of degenerative neurological diseases, metabolic and endocrinological disorders, and infectious diseases, announced today that Stephen M. Chang, Ph.D. has been appointed as its new Chief Executive Officer in addition to his current role as President. W. Gerald Newmin, outgoing Chief Executive Officer, will continue in his role as Co-Chairman and Secretary of the company.

Dr. Chang joined MultiCell as President on February 1, 2005, bringing extensive biopharmaceutical experience, notably in the development and management of strategic opportunities, the formation of corporate alliances and bringing therapeutic products to market.

“Steve is a proven senior executive and a strong strategic thinker. He has done an outstanding job over the past year transforming Multicell into a viable therapeutic company with a number of product candidates that we believe address unmet medical needs,” stated Jerry Newmin.

Dr. Chang was formerly CEO at privately held Astral Therapeutics, a San Diego biotechnology company whose novel therapies for diabetes and other autoimmune diseases were recently acquired by MultiCell. Dr Chang is also President of CURES (www.curescalifornia.org) a coalition of patient advocates, biotechnology companies, pharmaceutical companies and venture capitalist dedicated to ensuring the safety and continued research and development of innovative life saving medications. Dr Chang is also an active board member of BIOCOM, San Diego’s Premier life sciences organization. Dr. Chang was chief science officer and vice president of Canji Inc./Schering Plough Research Institute in San Diego from 1998 to 2004, managing four large external biotech corporate partnerships with Transgene, Myriad Genetics, Genzyme and Immune Response. From 1995 to 1997, Dr. Chang was director of research for Chiron Viagene, and Chiron Inc., where he headed four research departments: genetic programs, viral therapeutics and delivery, cancer therapeutics and gene transfer immunology and immunobiology. From 1988 to 1995, Dr. Chang served as director, viral and genetic therapeutics and senior principal scientist for Viagene, Inc. Dr. Chang earned his doctoral degree in Biological Chemistry, Molecular Biology and Biochemistry from the University of California, Irvine. He has filed more than 40 patents worldwide and has published extensively.

About MultiCell Technologies, Inc.

MultiCell Technologies, Inc. is a biopharmaceutical company developing breakthrough therapeutics based on a portfolio of therapeutic candidates and patented drug development programs focused on modulation of the immune system. The Company’s lead drug candidates target fatigue resulting from multiple sclerosis, relapse-remitting multiple sclerosis, and type-1 diabetes. Other therapeutic candidates in the MultiCell development pipeline include new antiviral treatments to address worldwide influenza threats and treatments for other infectious diseases. The Company also holds unique cell-based technology for use in drug discovery screening applications and is a leading producer of the cell lines needed by the pharmaceutical industry to develop new drugs and therapeutics. For more information about MultiCell Technologies, please visit http://www.multicelltech.com.

Forward-Looking Statements

Any statements in this press release about MultiCell’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). These statements are often, but not always, made through the use of words or phrases such as “believe”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “plan”, “forecast”, “could”, and “would”. Examples of such forward looking statements include statements regarding developing products that address unmet medical needs. MultiCell bases these forward-looking statements on current expectations about future events. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to, the risk that we might not achieve our anticipated clinical development milestones, receive regulatory approval, or successfully commercialize our lead drug candidates as expected, the market for our products will not grow as expected, and the risk that our products will not achieve expectations. For additional information about risks and uncertainties MultiCell faces, see documents MultiCell files with the SEC, including MultiCell’s report on Form 10-KSB for the fiscal year ended November 30, 2005, and all our quarterly and other periodic SEC filings. MultiCell claims the protection of the safe harbor for forward-looking statements under the Act and each assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

Contact:

MultiCell Technologies, Inc.

Jnewmin@multicelltech.com

or

Trilogy Capital Partners (Financial Communications)

Paul Karon

paul@trilogy-capital.com